Exhibit 99.1

Sentinel Omaha Limited Liability Company and Subsidiaries Consolidated Financial Statements December 31, 2019

Report of Independent Registered Public Accounting Firm

To the Members of

Sentinel Omaha Limited Liability Company:

We have audited the accompanying consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Sentinel Omaha Limited Liability Company and Subsidiaries (collectively, the “Company”) as of December 31, 2019, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and Subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.   Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2010.

New York, NY

/s/ Mazars USA LLP

February 25, 2020

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

TABLE OF CONTENTS

December 31, 2019

Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Statement of Assets and Liabilities	2

Schedule of Investments	3

Statement of Operations	4

Statement of Changes in Net Assets	5

Statement of Cash Flows	6

Notes to Consolidated Financial Statements	7-14

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2019

ASSETS

Investment in real estate properties, at fair value (cost - $172,529,169)	$230,900,000

Cash and cash equivalents	10,477,293

Cash held in escrow	8,726,849

Prepaid expenses and other assets	423,529

Tenant security deposits	197,723

Total assets	250,725,394

LIABILITIES

Mortgage notes and bonds payable (cost - $73,891,935)	73,891,935

Accounts payable and accrued expenses	2,981,333

Tenant security deposits payable	500,102

Prepaid rent	89,186

Deferred revenue	3,750

Total liabilities	77,466,306

NET ASSETS	$173,259,088

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2019

INVESTMENT IN REAL		NUMBER	HISTORICAL	FAIR
ESTATE PROPERTIES	LOCATION	OF UNITS	COST (1)	VALUE
Residential:

Arbor Hills Apartments	Antioch, TN	548	$38,946,710	$62,500,000	(2)
Brentwood Oaks Apartments	Nashville, TN	262	24,648,850	35,500,000	(2)
Covey at Fox Valley	Aurora, IL	216	28,012,212	26,800,000	(2)
Littlestone at Village Green Apartments	Gallatin, TN	200	17,778,875	20,300,000	(2)
Oakwell Farms Apartments	Hermitage, TN	410	34,637,782	47,200,000	(2)
Reserve at Westcott Plantation	Summerville, SC	288	28,504,740	38,600,000	(2)

Total		1,924	$172,529,169	$230,900,000	(3)

(1)	Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2019.
(2)	Fair value is as determined by an independent appraiser at December 31, 2019.
(3)	Fair value of the investments in real estate as a percentage of net assets is 133.27%.

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2019

INVESTMENT INCOME

Base rent	$24,410,136
Other rental income	2,192,324

Total investment income	26,602,460

EXPENSES

Payroll and related costs	3,428,541
Real property taxes	2,789,447
Repairs and maintenance	2,442,868
Utilities	1,505,437
Property management fees	1,197,212
Insurance	518,985
General and administrative	371,841
Advertising	363,902

Total expenses	12,618,233

NET INVESTMENT INCOME BEFORE OTHER EXPENSES	13,984,227

OTHER EXPENSES

Interest income	1,505
Interest on mortgage notes and bonds payable	(3,101,362)
Professional fees	(389,051)

Total other expenses	(3,488,908)

NET INVESTMENT INCOME	10,495,319

Net change in unrealized depreciation of investment in real estate properties	(1,338,025)
Net unrealized depreciation of interest rate cap agreements	(28,215)
Realized gain on sale of investment in real estate properties	13,634,547

Net unrealized loss and realized gain	12,268,307

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$22,763,626

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

For the year ended December 31, 2019

	Member I	Member II	Member III	Total

Net assets at beginning of the year	$62,473,418	$62,473,418	$53,548,626	$178,495,462

Net investment income	3,673,362	3,673,362	3,148,595	10,495,319

Net change in unrealized depreciation of investment in real estate properties	(468,309)	(468,309)	(401,407)	(1,338,025)

Net unrealized depreciation of interest rate cap agreements	(9,875)	(9,875)	(8,465)	(28,215)

Realized gain on sale of investment in real estate properties	4,772,091	4,772,091	4,090,365	13,634,547

Distribution to partners	(9,800,000)	(9,800,000)	(8,400,000)	(28,000,000)

Net assets at end of year	$60,640,687	$60,640,687	$51,977,714	$173,259,088

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES

Net increase in net assets resulting from operations	$22,763,626
Adjustments to reconcile net increase in net assets to net cash provided by operating activities:
Net change in unrealized depreciation of investment in real estate properties	1,338,025
Net unrealized depreciation of interest rate cap agreements	28,215
Realized gain on sale of investment in real estate properties	(13,634,547)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	122,263
Tenant security deposits payable	(155,515)
Accounts payable and accrued expenses	(731,898)
Deferred revenue	(4,501)
Prepaid rent	(16,980)

Net cash provided by operating activities	9,708,688

CASH FLOWS FROM INVESTING ACTIVITIES

Net proceeds from sale of investment in real estate properties	74,594,870
Capital additions to real estate properties	(2,698,348)
Decrease in tenant security deposits	2,085

Net cash provided by investing activities	71,898,607

CASH FLOWS FROM FINANCING ACTIVITIES

Payments of mortgage notes and bonds payable	(47,589,432)
Distributions to partners	(28,000,000)
Purchase of interest rate cap agreement	(59,121)

Net cash used in financing activities	(75,648,553)

NET INCREASE IN CASH, CASH EQUIVALENTS AND CASH HELD IN ESCROW	5,958,742

CASH, CASH EQUIVALENTS AND CASH HELD IN ESCROW
Beginning of year	13,245,400

End of year	$19,204,142

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest	$3,101,362

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company and Subsidiaries (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc. (“APRO”). Sentoma, LLC (the “Manager”), an affiliate of one of the members, serves as the Manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests. The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the members.

In accordance with the Amended and Restated Limited Liability Company Agreement dated August 22, 2007 (the “Agreement”), the members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager. In addition, no member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.     Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The Company is an investment company as described in ASC 946, Financial Services - Investment Companies. The Company carries its investments and certain liabilities at fair value.

The Company acquired APRO through Sentinel White Plains LLC, a wholly-owned limited liability company, on September 18, 2007. Sentinel White Plains LLC holds the assets and liabilities of the properties formerly owned by APRO through wholly-owned single-asset limited partnerships or limited liability companies. The financial statements of these subsidiaries are consolidated with those of the Company. All significant transactions and balances between the Company and these subsidiaries have been eliminated.

b. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Estimates subject to material change in the near term include the fair value of real estate owned, fair value of mortgage notes, bonds, and credit facilities, and fair value of derivatives. Actual results could differ from those estimates.

c. Real Estate Property Valuation - Investment in real estate properties is reported at fair value. At December 31, 2019, the fair value of the investment in real estate properties is equal to the value determined by independent appraisals. The estimated fair value of the underlying real estate is determined quarterly by the methods described in Note 7. No provision is made for depreciation of the historical cost of the real estate properties; however, the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value. Valuations are prepared by the investment advisor’s valuation group and represent their best judgment based upon a process of evaluating the current and future economic and market conditions and are approved by management.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

The aggregate unrealized appreciation or depreciation on investments in real estate represents the net change between the fair value and the cost basis of the Company’s investments in real estate. The net change in unrealized appreciation or depreciation on investment in real estate for the current year also reflects the difference between the current fair value and the prior year recorded amount and is included in the consolidated statement of operations.

The fair values do not necessarily represent the prices at which the real estate investments would sell because market prices can only be determined by negotiating between a willing buyer and a willing seller.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including, among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change and such changes may be material to the fair value presented.

Expenditures for improvements which, in the opinion of the Manager, increase the fair value of the real estate owned, generally renewals and betterments, are capitalized. Repair and maintenance costs are expensed as incurred.

d.     Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at the time of purchase are considered to be cash equivalents. At times, the Company’s cash and cash equivalents balance with financial institutions may exceed Federal Deposit Insurance Corporation insured limits. As of December 31, 2019, the Company maintains its cash balances with two major financial institutions and those cash balances exceed Federal Deposit Insurance Corporation insured limits by $10,696,915.

e.     Cash Held in Escrow - Includes restricted deposits accounts maintained pursuant to the Company’s debt agreements and interest rate cap agreements.

The following table provides a reconciliation of cash and cash equivalents and cash held in escrow as reported within the statement of assets and liabilities to the same items as reported in the statement of cash flows:

2019
Cash and cash equivalents	$10,477,293
Cash held in escrow	8,726,849

Total cash, cash equivalents and cash held in escrow	$19,204,142

f.     Derivative Financial Instruments - To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to fair value. Fair values of these derivatives are provided by counterparties and are recorded in the statement of assets and liabilities. The fair value of derivatives is equal to the premium paid, however, for the quarter in which they are acquired. The change in value is recorded in the statement of operations.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

g.     Mortgage Notes and Bonds Payable - Mortgage notes and bonds payable owed by the Company are reported at fair value. The Manager has determined that the fair value of variable rate loans approximates its carrying value, due to the loan bearing interest at a variable rate, which is comparable to debt instruments currently available with similar terms and remaining maturities. Financial costs associated with such debt are expensed as incurred. The difference between the current fair value and the prior year fair value is reflected as a component of operations in the net unrealized depreciation on fair value of mortgages notes and bonds payable section of the accompanying consolidated statement of operations.

h.     Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases. Reimbursements for utilities and other expense recoveries are recorded as revenue when earned.

i.    Income Taxes - Generally, there is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company. Generally, the Company’s U.S. tax returns are subject to examination by federal, state, and local authorities for a period of three years from the latter of the due date of such returns or the actual date the returns were filed.

j.     Sales of Investment in Real Estate - Sales of real estate owned are recognized in accordance with accounting principles generally accepted in the United States. Gains or losses on sales of real estate are recorded when a contract exists between buyer and seller, and whereby the entity transfers title. Net realized gain or loss on investments in real estate, if any, is the Company’s share of cash proceeds from disposition of investments in real estate less the cost basis and transaction costs.

k.    Recent Accounting Pronouncements – Effective for the year ended December 31, 2019 the Company implemented ASU 2016-18, Restricted Cash (ASU 2016-18). Accordingly, amounts generally described as restricted cash are included with cash and cash equivalents when reconciling beginning-of-period and end-of-period totals on the statement of cash flows.

3.	REAL ESTATE TRANSACTIONS

On April 4, 2019, investment in Cornerstone was sold for $44,350,000 in an all cash transaction. The cost basis of the property on the date of sale was $40,340,995 and resulted in a net gain of $3,434,599 after transaction closing costs of $574,406.

On May 6, 2019, investment in Arbors of Dublin was sold for $31,250,000 in an all cash transaction. The cost basis of the property on the date of sale was $20,619,328 and resulted in a net gain of $10,199,948 after transaction closing costs of $430,724.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

4.	MORTGAGE NOTES AND BONDS PAYABLE

The following summarizes the Company’s debt at December 31, 2019:

		INTEREST RATE	MATURITY	MONTHLY	PRINCIPAL	FAIR VALUE
PROPERTY	Ref	AT 12/31/19	DATE	PAYMENT	AT 12/31/19	AT 12/31/19

Mortgage Notes Payable:
Oakwell Farms Apartments	(1)	3.48%	03/01/25	$115,791	$24,011,935	$24,011,935
Total Mortgage Notes Payable					24,011,935	24,011,935

Bonds Payable:
Arbor Hills Apartments	(2)	1.63%	12/01/25	44,291	26,150,000	26,150,000
Brentwood Oaks Apartments	(2)	1.35%	07/15/31	16,278	11,320,000	11,320,000
Covey at Fox Valley	(2)	1.35%	10/15/27	21,016	12,410,000	12,410,000
Total Bonds Payable					49,880,000	49,880,000

Total Mortgage Notes and Bonds Payable, at Fair Value					$73,891,935	$73,891,935

Mortgage Notes Payable:

(1)

On February 25, 2015, Oakwell Farms Apartments paid-off its existing loan and entered into a new loan with a bank in the amount of $25,500,000. The loan provides for interest only payments for two years at a variable rate of LIBOR + 1.78%. Thereafter, monthly payments will include principal payments of $43,767. The loan matures on March 1, 2025.

Bonds Payable:

(2)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.

During the year ended December 31, 2019, Cornerstone Apartments paid off its existing loan in the amount of $27,142,168. The loan provided for monthly interest payments at a variable rate of LIBOR + 2.16% plus a fixed principal component of $43,869. The loan was due to mature in October 2025.

During the year ended December 31, 2019, Reserve at Westcott Plantation paid off its existing loan in the amount of $19,645,539. The loan provided for monthly interest payments at a variable rate of LIBOR + 1.76% plus a fixed principal component of $36,229. The loan was due to mature in March 2025.

As of December 31, 2019, scheduled principal payments on mortgage notes and bonds are as follows:

Years	Amount

2020	$525,200
2021	525,200
2022	525,200
2023	525,200
Thereafter	71,791,135

$73,891,935

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

5.	INTEREST RATE DERIVATIVES

The Company entered into LIBOR rate cap agreements (the “Rate Caps”) to manage its exposure to increases in LIBOR on its variable rate borrowings in order to control interest expense.

The following summarizes the Company’s Rate Caps at December 31, 2019:

			Receive/
Type	Maturity	Notional Amount	Cap Rate	Fair Value

LIBOR CAP	01/01/25	$11,238,335	6.00%	$18,500
LIBOR CAP	01/01/25	10,693,192	6.00%	17,500
LIBOR CAP	03/01/22	24,493,368	5.15%	88
LIBOR CAP	08/01/21	20,007,832	4.39%	21
LIBOR CAP	12/15/21	12,410,000	6.00%	4
LIBOR CAP	09/15/21	11,240,800	9.27%	-

		$90,083,527		$36,113

The Company is exposed to credit losses from counter party non-performance but does not anticipate any losses from its agreements. The net fair value of the Rate Caps is estimated to be $36,113 as of December 31, 2019 and is reported under prepaid expenses and other assets in the accompanying consolidated statement of assets and liabilities. No payments were received from the Rate Caps during the year ended December 31, 2019. The Company recognized net unrealized depreciation on the Rate Caps of $28,215 for the year ended December 31, 2019.

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, interest rate derivatives, accounts payable and loans payable. Cash, cash equivalents, restricted cash and accounts payable are carried at amounts that approximate their fair value. The interest rate caps are carried at fair value as described in Note 5.

Effective January 1, 2008, management has elected to measure all of its debt at fair value. However, management reserves the right to elect to measure future eligible financial assets or liabilities at fair value. The fair value of the mortgage notes and bonds payable has been determined as described in Note 2.

7.	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The accounting guidance for Fair Value Measurements establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in determining fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level of input that is significant to the fair value measurement.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value is calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

The three levels of fair value hierarchy are described below:

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2 – Quoted prices in active markets for similar assets and liabilities or quoted prices in less active, dealer or broker markets;

●	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and are unobservable.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Accordingly, when available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company’s own assumptions about the inputs market participants would use in valuing the investments. Investments valued using unobservable inputs are classified to the lowest level of any input that is most significant to the valuation. Thus, a valuation may be classified in Level 3 even though the valuation may include significant inputs that are readily observable.

The following major categories of assets and liabilities were measured at fair value during the year ended December 31, 2019:

	Level 3:
	Significant
	Unobservable	2019
	Inputs	Total
Assets
Investment in real estate properties	$230,900,000	$230,900,000
Interest rate derivatives	36,113	36,113
Total assets	$230,936,113	$230,936,113

Liabilities
Mortgage notes and bonds payable	$73,891,935	$73,891,935
Total liabilities	$73,891,935	$73,891,935

The values of real estate properties have been prepared giving consideration to the income and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation. The Company’s real estate properties are generally classified within Level 3 of the valuation hierarchy.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

The mortgage notes payable are all variable rate loans at December 31, 2019; therefore they are reported at amortized cost.

The following table shows quantitative information about significant unobservable inputs related to Level 3 fair value measurement used at December 31, 2019:

The key inputs to valuation of interest rate caps are not made available by the counterparties.

	Fair	Valuation	Unobservable	Range
	Value	Techniques	Inputs	(Weighted Avg)

Investment in real estate properties	$230,900,000	Discounted cash flows (DCF)	Discount rate	7.50%	-	7.75%	(7.53%)
			Capitalization rate	5.50%	-	5.75%	(5.53%)
			DCF Term (years)		10		(10)

8.	MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007. The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties. For the year ended December 31, 2019, the Company incurred $1,197,212 of property management fees, which are included in operating expenses in the accompanying consolidated statement of operations.

The Manager and certain affiliates provide essential services related to the activities or operations of the Company and its properties. The Manager and affiliates are paid fees and receive reimbursement of expenses directly related to the services provided. The charges for these services are no more than what would be reasonably paid to third parties. These fees and expenses are included in operating expenses in the accompanying consolidated statement of operations. For the year ended December 31, 2019, the Company paid $0 financing service fees to the Manager and affiliates.

For the year ended December 31, 2019, the Company paid brokerage fees of $500,475 to the Manager and affiliates, which are included in realized gain on sale of investment in real estate properties in the accompanying consolidated statement of operations.

9.	COMMITMENTS

The Company has six wholly-owned real estate investments for which capital may be provided without being contractually obligated to do so.  Such additional capital is generally provided in the ordinary course of business to fund recurring and non-recurring capital improvement activities.  None of the wholly-owned real estate investments required capital or non-contractual financial support during 2019.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019

10.	FINANCIAL HIGHLIGHTS

The following represents the financial highlights for the year ended December 31, 2019:

Ratios to weighted average net assets: (1)

Net investment income (2)	6.05%

Fund level expenses, including management fees	0.15%

Internal rate of return (3)
Inception through December 31, 2018	3.63%
Inception through December 31, 2019	4.34%

Ratio of capital contributions received to total capital commitments (includes General Partner) (4)	90.9%

(1)

Weighted average net assets are calculated for the Members based upon the weighted average of the beginning and ending net assets for the year ending December 31, 2019 and using the actual date of capital contributions and distributions during the year ended December 31, 2019.

(2)	Net investment income includes income less all expenses other than any realized gains or losses on investments in real estate properties and unrealized appreciation or depreciation.
(3)

Internal rate of return net of all fees was calculated using the actual date of capital contributions and distributions since inception, and net assets at December 31, 2019 and December 31, 2018 of the Members’ aggregate capital as of each measurement date.

(4)	As of December 31, 2019, the Company has called and received cumulatively $124 million of committed capital from the Members.

The financial highlights ratios above are presented in accordance with the requirements of GAAP and are not necessarily intended to conform to investment performance calculation methods commonly used in the real estate investment industry.

11.	RISKS AND UNCERTAINTIES

The Company invests in multifamily real estate. Should market conditions deteriorate, there is no assurance that such conditions will not result in decreased property values and cash flows, or the ability to repay, refinance or extend the Company’s debt when it becomes due.

12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 25, 2020, which is the date the financial statements were available to be issued and has determined no additional disclosure to the notes or modification to the consolidated financial statements are required.